Filed Pursuant to Rule 424(b)(7)

Registration No. 333-140498

Supplement No. 1

(To Prospectus dated February 7, 2007)

3,233,464 Shares

Google Inc.

Class A Common Stock

SELLING STOCKHOLDERS

This prospectus supplement updates and amends certain information contained in the prospectus dated February 7, 2007 covering resale by selling stockholders of 3,233,464 shares of Class A common stock. This supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus, including any amendments or supplements thereto.

Investing in our securities involves risk. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Quarterly Report on Form 10-Q filed on November 8, 2006 (which document is incorporated by reference herein), as well as the other information contained or incorporated by reference in the prospectus before making a decision to invest in our securities.

Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2007

The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated February 7, 2007 is modified by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto.

SELLING STOCKHOLDERS

Name of Selling Stockholder	Prior To The Offering*1		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Sequoia Capital Transferees:[3,4,5]
Gaurav Garg and Komal Shah Trust U/T/A Dated April 27, 2000[6]	2,824	*	2,824	—	*
Third Millennium Trust[7]	1,171,864	*	61,185	1,110,679	*
Tami Taylor	188	*	188	—	*
Kvamme Family Living Trust dated 11/19/99, Mark D. Kvamme and Patricia Kvamme Trustees[8]	33,657		32,157	1,500	*
Donald Valentine as Trustee of Donald T. Valentine Trust, TR UA APR/29/67[9]	172,531	*	7,531	165,000	*
Greg McAdoo	9,940	*	9,940	—	*
The Gandhi/Lopez Revocable Trust DTD September 21, 2001[10]	10,411	*	10,411	—	*
James J. Goetz	11,823	*	11,823	—	*
The Goetz Children’s Trust 4/24/1998[11]	1,255	*	1,255	—	*
The Wellington Trust[12]	5,477	*	4,214	1,263	*
Hollis, GP13	4,956	*	3,138	1,818	*
Marie Leippe	203	*	203	—	*
Christy Ikezi	187	*	187	—	*
Marcia G. Spence	142	*	142	—	*
Rachel Meier	63	*	63	—	*
Mary Glide	142	*	142	—	*
Benny Hanigal	533	*	533	—	*
Capital Management Services, Inc.[14]	21,962	*	21,962	—	*
Christian Dana Valentine TTE FBO Christian Dana Valentine Separate Property Trust UDT 8/5/98[15]	55,361	*	2,353	53,008	*
Haim Sadger	533	*	533	—	*
Hilary Ayn Valentine Separate Property Trust[16]	47,369	*	2,353	45,016	*

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Name of Selling Stockholder	Prior To The Offering*1		Number of shares of Class A common stock being registered for resale[2]	After the offering (assuming all shares of Class A common stock being offered are sold)
	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding		Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Katherine and Mark Valentine, TTEES for the Valentine Family Trust U/D/T 12/12/97[17]	18,260	*	1,648	16,612	*
Big Dog Partners[18]	706	*	706	—	*
Micah Roumasset	157	*	157	—	*
Shmil Levy	533	*	533	—	*
Thomas F. & Barbara Stephenson TTEES FBO Stephenson Family Trust U/A/D 7/6/94[19]	50,438	*	3,138	47,300	*
Tyndall Investors, L.L.C.[20]	6,273	*	6,273	—	*
Quellos US Venture Capital Portfolio, a separate series of Quellos Private Capital 2002, L.P.[21]	3,608	*	3,608	—	*

*	Represents less than 1% of the total aggregate amount of shares of Class A common stock outstanding as of October 31, 2006.
[1]

The amounts set forth in this column include the shares of Class A common stock beneficially owned by each selling stockholder as of November 15, 2006 (including options that are currently exercisable or will become exercisable within sixty days thereof).

[2]

The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not represent any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.

[3]

Sequoia Capital XI, L.P., Sequoia Capital XI Principals Fund and Sequoia Technology Partners XI, which are identified as selling stockholders in the registration statement to which this prospectus supplement relates (collectively, “Sequoia Capital”), have informed us that they plan to distribute shares of Class A common stock to their investors and employees following the filing of this prospectus supplement. Those of such transferees that were made known to us based upon written representations from the selling stockholders are listed in this table.

[4]

During the last three years, Sequoia Capital has held a greater than 10% interest in Google Inc. Additionally, a managing member of Sequoia Capital, Michael J. Moritz, is a member of Google Inc.’s Board of Directors.

[5]	Unless otherwise

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noted, the amounts reflected in this category do not include any other shares of Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with or investment in Sequoia Capital.

[6]	Gaurav Garg and Komal Shah as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[7]	Mark Stevens as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[8]	Mark D. Kvamme and Patricia M. Kvamme as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[9]	Donald T. Valentine as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[10]	Sameer K. Gandhi as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[11]	Elizabeth Koch as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[12]	Robert Cohn and Martha Cohn as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[13]	Nathaniel de Rothschild as Trustee to the Hollis Trusts exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[14]

Capital Management Services will donate its shares of Class A common stock being registered for resale in this prospectus supplement to the Capital Group Companies Charitable Foundation (“CGCCF”). Upon receipt, CGCCF will then sell the shares of Class A common stock. James M. Brown as Officer of CGCCF exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.

[15]	Christian D. Valentine as Trustee exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[16]	Hilary Ayn Valentine exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[17]	Mark Craford Valentine and Katherine Ann Valentine exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[18]	Mark Valentine as General Partner of Big Dog Partners exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[19]	Thomas F. Stephenson and Barbara Stephenson as Trustees exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.
[20]

David Stanton, Benjamin Ball, Dipanjan Deb or Sanford Robertson, in their capacity as managers of Tyndall Investors, L.L.C., exercise dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement.

[21]

Quellos US Venture Capital Portfolio, a separate series of Quellos Private Capital 2002 (“Quellos US Venture”), will receive the shares of Class A common stock being registered for resale in this prospectus supplement as a distribution by Sequoia Capital XI, L.P. to its investors following the filing of this prospectus supplement. Quellos Private Capital Management, L.P. (“QPCM”) is the Investment Advisor for Quellos US Venture. Eugene J. McDonald as Chief Investment Officer of QPCM exercises dispositive power over the shares of Class A common stock being registered for resale in this prospectus supplement. Quellos US Venture is an affiliate of Quellos Fund Services, LLC, a registered broker-dealer. The shares of Class A common stock being registered for resale in this prospectus supplement were acquired in the ordinary course of business and at the time of the acquisition of the Class A common stock being registered for resale in this prospectus supplement, the selling stockholder did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the Class A common shares being registered for resale in this prospectus supplement.

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